Exhibit 10.5

LICENSE AGREEMENT

This LICENSE AGREEMENT is entered into as of the latest of the dated signatures below (“Effective Date”) by and among Mark L. Kozam d/b/a MLK Software and Datasci, LLC (collectively “Datasci”), and Phase Forward Incorporated (“Phase Forward”).

IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES CONTAINED HEREIN, THE SUFFICIENCY OF WHICH THE PARTIES IRREVOCABLY ACKNOWLEDGE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1

DEFINITIONS

The following terms shall have the meaning set forth below when used herein:

1.1            “Settled Patent” means U.S. Patent No. 6,496,827 B2 entitled “Methods and Apparatus for the Centralized Collection and Validation of Geographically Distributed Clinical Study Data with Verification of Input Data to the Distributed System,” including all foreign counterparts, divisional, reissue, reexamined, continuation, and continuation in-part patents thereof.

1.2            “License Agreement” means this License Agreement.

1.3            “Settlement Agreement” means the Settlement Agreement to which this License Agreement is attached as Appendix A.

1.4            “Party” or “Parties” means any party or parties to this License Agreement, including affiliate companies and parent companies, as the case may be.

1.5            “Stipulation of Dismissal With Prejudice” means the Stipulation of Dismissal with Prejudice attached hereto as Appendix B.

ARTICLE 2

BACKGROUND

2.1            Datasci is the owner of the entire right, title and interest in and to the Settled Patent.

2.2            Datasci filed an action against Phase Forward and Quintiles, Inc. in the United States District Court for the District of Maryland alleging that Phase Forward and Quintiles, Inc. had infringed the Settled Patent; Civil Action No. 04-CV-1787 (the “Action”). Phase Forward asserted several affirmative defenses and counterclaims, alleging, among other things, that it did not infringe the Settled Patent and that the Settled Patent is invalid.

2.3            The Parties to this License Agreement now desire to settle the Action, and to settle and resolve all issues set forth herein which they may have against each other arising out of or in connection with the Settled Patent.

ARTICLE 3

PAYMENTS AND ROYALTIES TO DATASCI

3.1            On the Effective Date, Phase Forward shall pay Datasci a one-time, lump sum, fully paid up royalty in the amount of Eight Million Five Hundred Thousand and No/100 Dollars ($8,500,000.00).

3.2            Neither this License Agreement nor the Settlement Agreement shall be effective until Datasci has received the payment required to be made by the Effective Date in accordance with this License Agreement and the Settlement Agreement.

ARTICLE 4

LICENSE GRANT

4.1            Datasci hereby grants to Phase Forward and its parent companies, subsidiaries, and affiliate companies a perpetual, irrevocable, fully paid-up, worldwide, non-transferable (except as set forth in Section 6.1), non-exclusive license to make, have made, use, offer-to-sell, sell, export, and import, or otherwise dispose of products and services the making, having made, use, offering to sell, selling, exporting or importing of which would in the absence of this license infringe any valid and enforceable claim of the Settled Patent. This license shall apply to Phase Forward’s customers, manufacturers, partners, distributors, re-sellers, vendors, and their respective end users, regarding all products and services made by, made for, provided by, purchased from, or licensed from Phase Forward. This license shall not be interpreted or construed as granting Phase Forward any right to sub-license any third party or Non-subsidiary to use any of the methods or systems claimed in the Settled Patent, except as such methods or systems are or were provided directly or indirectly by Phase Forward. “Non-subsidiary” shall mean any corporation of which Phase Forward does not own or control more than 50% of the U.S. or foreign corporation, company or other legal entity. This license shall not apply to any products or services acquired by Phase Forward from an entity identified in Appendix D. Further, this license shall not be interpreted or construed to include any products or services of any third party that acquires Phase Forward or any of Phase Forward’s subsidiaries or affiliates, where such products or services (i) were in existence at the time of the acquisition or (ii) are new products or services developed by said third party subsequent to said acquisition.

4.2            Other than the license contemplated by this License Agreement, no license, right, or immunity is granted by Datasci to any third party, either expressly or by implication, or by estoppel, or otherwise, to any patents, inventions, or other property right.

ARTICLE 5

TERM

5.1            The term of the license granted herein shall be for the life of the Settled Patent.

ARTICLE 6

GENERAL PROVISIONS

6.1            Assignment.  This License Agreement and any rights, licenses or privileges under this License Agreement shall be freely assignable to (i) any affiliate, parent, or subsidiary of a Party or (ii) an acquiror of a Party or of any portion of a Party’s business to which this License Agreement applies (whether by way of an asset or stock transaction). Phase Forward represents that it is not currently engaged in any active negotiations in connection with its acquisition by any third party.

6.2            Legal Fees.  The prevailing Party or Parties in any proceeding or legal action to enforce or interpret this License Agreement shall be entitled to recover reasonable attorneys’ fees and costs incurred in connection with such proceeding or legal action.

6.3            Waiver.  The waiver by any Party or Parties of a breach of any provision of this License Agreement shall not operate or be construed as a waiver of any other or any subsequent breach of the same or a different kind.

6.4            Amendments.  Any changes to this License Agreement must be in writing specifically stating an intention to modify this License Agreement signed by the Party or Parties to be bound.

6.5            Survival of Representations and Warranties.  The representations and warranties contained in this License Agreement shall survive the execution and delivery of this License Agreement.

6.6            Relationship of Parties.  Nothing in this License Agreement shall create or be deemed to create any relationship of agency, partnership, or joint venture between Datasci, on the one hand, and Phase Forward on the other.

6.7            No Third Party Beneficiaries.  Except with respect to Phase Forward Users as defined in the Settlement Agreement, this License Agreement is made and entered into for the sole protection and benefit of the Parties, and no other person or entity shall be a direct or indirect beneficiary of or shall have any direct or indirect cause of action or claim in connection with this License Agreement.

6.8            Notices.  Any notice or other communication required or permitted under this License Agreement shall be given in writing and shall be conclusively deemed to have been duly given on the date delivered if delivered personally, or five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed as follows:

6.8.1         Notices to Datasci shall be addressed to:

Stanley P. Fisher, Esq.
Reed Smith LLP
3110 Fairview Park Drive
Suite 1400
Falls Church, Virginia  22042

6.8.2        Notices to Phase Forward shall be addressed to:

D. Ari Buchler, Esq.
General Counsel
Phase Forward Incorporated
880 Winter Street
Waltham, Massachusetts  02451

and to

John J. Cotter, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP
75 State Street
Boston, Massachusetts  02109

6.9            Headings.  All headings in this License Agreement are used for convenience only and shall not affect the interpretation of this License Agreement.

6.10          Applicable Law; Choice of Forum; Jurisdiction.  This License Agreement shall be governed by and construed under the laws of the State of Maryland, without regard to its conflict of laws provisions. It is further agreed that all disputes and matters whatsoever arising under, in connection with or incident to the License Agreement shall be litigated, if at all, before the United States District Court for the District of Maryland, to the exclusion of the Courts of any other state, locality or country. The Parties irrevocably consent to personal jurisdiction in such court for such purposes.

6.11          No Strict Construction.  Each Party and counsel for each Party have reviewed this License Agreement, and, accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this License Agreement.

6.12          Entire Agreement.  This License Agreement, together with the Settlement Agreement, contains the entire understanding between Datasci and Phase Forward superseding all prior or contemporaneous communications, negotiations, discussions, agreements, and understandings among the Parties with respect to the subject matter of this License Agreement and the Settlement Agreement.

6.13          Counterparts.  This License Agreement may be executed in any number of counterparts, including those transmitted to and among the Parties via facsimile, with the same effect as if the signatures on each counterpart were upon a single instrument. All counterparts, taken together, shall constitute this License Agreement.

6.14          Partial Invalidity.  If any term or provision herein shall be invalid, illegal or unenforceable in any respect, this License Agreement shall be construed without the term or provision so that this License Agreement will remain binding on the Parties.

6.15          No Prejudice.  Inclusion of an entity on Appendix D shall not create any evidence or presumption (i) that such entity had, has, may develop, or may acquire any products or services that infringe any valid enforceable claim of the Settled Patent or (ii) with respect to any intention of any Party to this Agreement to engage in any transaction with any such entity.

IN WITNESS WHEREOF, intending to be legally bound, the Parties hereto have caused this License Agreement to be executed by their duly authorized representatives as of the dates set forth below.

DR. MARC L. KOZAM, d/b/a MLK SOFTWARE		PHASE FORWARD INCORPORATED
/s/ Marc L. Kozam		/s/ Rodger Weismann
Name:	Marc L. Kozam	Name:	Rodger Weismann
		Title:	Senior Vice President and
Chief Financial Officer
Date:	2-15-06	Date:	February 15, 2006
DATASCI, LLC		QUINTILES, INC.
/s/ Beverly L. Rubin
/s/ Marc L. Kozam
		Name:	Beverly L. Rubin
Name:	Marc L. Kozam
		Title:	Director
Title:
		Date:	15 February 2006
Date:	2-15-06